UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2023
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MONGODB, INC.
(Exact Name of Registrant as Specified in its Charter)
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Delaware		001-38240	26-1463205
(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway,	38th Floor
New York,	NY		10019
(Address of Principal Executive Offices)			(Zip Code)
646-727-4092
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	MDB	The Nasdaq Stock Market LLC
(Nasdaq Global Market)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02    Results of Operations and Financial Condition.
On December 5, 2023, MongoDB, Inc. (the “Company”) issued a press release announcing its financial results for the three months ended October 31, 2023. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8‑K and is incorporated herein by reference.
The information furnished under this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that section. The information shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission made by the Company, regardless of any general incorporation language in such filing.
Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 1, 2023, the Board of Directors (the “Board”) of the Company increased the size of the Board from nine to ten directors and, following the recommendation of the Nominating and Corporate Governance Committee, appointed Ann Lewnes to serve as a member of the Board and as a member of the Board’s Compensation Committee, effective December 5, 2023. Ms. Lewnes's term will expire at the Company’s 2024 Annual Meeting of Stockholders. The Board has determined that Ms. Lewnes is “independent” as contemplated by the rules of the Nasdaq Stock Market LLC and other governing laws and applicable regulations.
Ms. Lewnes, age 62, has significant leadership experience in branding, advertising, direct-to-consumer e-commerce, digital marketing, and corporate strategy. She also brings leadership experience in driving strategic growth and global demand at various public companies, and also has experience serving on the boards of nonprofit entities. Ms. Lewnes has served on the Board of Directors of Mattel, Inc., a public toy and entertainment company, since February 2015, and is chairperson of Mattel's Governance and Social Responsibility Committee and a member of its Executive Committee. From November 2006 to March 2023, Ms. Lewnes served as Adobe Inc.'s Chief Marketing Officer and Executive Vice President of Corporate Strategy and Development. Previously, Ms. Lewnes was at Intel Corporation where she served as their Vice President of Marketing. Ms. Lewnes received her B.A. in International Relations and Journalism from Lehigh University.
There is no arrangement or understanding between Ms. Lewnes and any other person pursuant to which she was selected as a director, and there is no family relationship between Ms. Lewnes and any of the Company’s other directors or executive officers. There are no transactions between Ms. Lewnes and the Company that would be required to be reported under Item 404(a) of Regulation S-K.
As a non-employee director of the Company, Ms. Lewnes will be eligible to participate in the Company’s non-employee director compensation program (the "Director Compensation Program"). Under the terms of the Director Compensation Program, which are described in more detail in the Company’s annual proxy statement filed with the SEC on May 17, 2023, Ms. Lewnes will receive an annual cash retainer of $30,000 for her service as a member of the Board and an additional annual cash retainer of $7,500 for her service as a member of the Board’s Compensation Committee. In connection with her appointment, and consistent with the Director Compensation Program, on December 5, 2023, Ms. Lewnes received an initial equity award with a grant date value of $410,000 consisting of restricted stock units ("RSUs"), with the number of shares of common stock underlying such RSUs determined based on the volume-weighted average trading price of the Company’s common stock on the Nasdaq for the 30 trading days immediately prior to the grant date. The award will vest annually over three years, subject to Ms. Lewnes’s continued service through each vesting date.

In connection with this appointment, the Company and Ms. Lewnes entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.5 to Form S-1 filed with the SEC on September 21, 2017. This agreement requires the Company to indemnify Ms. Lewnes, to the fullest extent permitted by Delaware law, for certain liabilities to which she may become subject as a result of her affiliation with the Company.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release dated December 5, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONGODB, INC.

Dated: December 5, 2023	By:	/s/ Dev Ittycheria
Name: Dev Ittycheria Title: President and Chief Executive Officer